Exhibit 10.9
TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is being entered into between Jenny Dearborn (“Employee”) and Klaviyo, Inc. (“Company”).
The parties acknowledge and agree that there is good, valuable and sufficient consideration for this Agreement, including but not limited to the mutual promises and obligations set forth below.
With those understandings, the parties agree as follows:
1.    Definitions. The following terms shall have the following meanings:
a.    The term “Employee” includes the past, present, or future heirs, spouse, legal representatives, executors, agents and assigns of Employee.
b.    The term “Released Parties” refers to Company and, in their official and personal capacities, any past, present or future officers, directors, employees, partners, stockholders, owners, agents, independent contractors, legal representatives, attorneys, successors, assigns, members, trustees, benefit plans and their administrators and fiduciaries, insurers, and reinsurers of Company. The term “Released Parties” also includes any parent, subsidiary, predecessor, successor, affiliated, or otherwise related companies, and, in their official and personal capacities, their past, present or future officers, directors, employees, partners, stockholders, agents, independent contractors, legal representatives, attorneys, successors, assigns, members, trustees, benefit plans and their administrators and fiduciaries, insurers, and reinsurers.
2.    Conditions. To receive the benefits set forth in this Agreement, Employee must (i) timely enter into and comply with this Agreement, (ii) not be terminated for Cause (as defined below) prior to January 31, 2022 and (iii) for purposes of the Severance Pay, COBRA Reimbursement and Accelerated Vesting set forth in Section 4 of this Agreement, enter into the certificate attached hereto as Exhibit A, which updates the release of claims set forth in Section 6 of this Agreement and adds a release under the Age Discrimination in Employment Act and the California Fair Employment and Housing Act, within the timeframe set forth therein and not revoke it (the “Certificate”). “Cause” shall mean, as determined by Company in its reasonable, good faith discretion, (i) Employee’s willful misconduct or (ii) Employee’s breach of this Agreement.
3.    Ending of Employment
a.    Employee is currently Company’s Chief People Officer and is employed by Company on an “at-will” basis as is set forth in her Offer Letter with Company dated August 12, 2020, as amended by Amendment No. 1 to Offer Letter dated August 17, 2020 and Amendment No. 2 to Offer Letter dated August 17, 2020 (the “Offer Letter”).

b.    Employee acknowledges and agrees that she will be taking paid time until December 31, 2021, as she has previously announced to the People team and to others at the Company.
c.    Employee and Company have agreed that Employee’s at-will employment will end effective January 31, 2022, unless Employee sooner resigns or Employee is terminated by Company for Cause on an earlier date. The actual last day of Employee’s employment shall be referred to herein as the “Separation Date.” The time period between January 1, 2022 and the Separation Date shall be the “Notice Period.”
d.    Effective January 3, 2022, Employee will transition from Chief People Officer to Senior Advisor for People Operations. This transition and Employee’s departure will be announced via Company email on or about January 3, 2022 (the “Announcement”). The Company and Employee will collaborate on the content and timing of the Announcement which will be positive and optimistic and focus on Employee’s decision to move in a different direction professionally while providing information about who at the Company will handle areas of responsibility on a go forward basis. Employee will provide a draft of the Announcement to the Company on or before December 28, 2021 and the final communication will be subject to Company approval. Employee agrees that she will not communicate about her transition or departure from Company with anyone until the Announcement has been distributed, except that Employee may communicate with her tax advisors, attorneys and spouse, provided that she first advises such persons not to reveal information about her departure and each such person agrees. Once the Announcement has been made, Employee agrees any communications regarding her departure will be consistent with the Announcement.
e.     During the Notice Period, Employee will be available to provide services as requested by Company, including, without limitation, with respect to transitioning her duties, but Employee will not have management or other executive-level responsibilities. Employee agrees to work cooperatively and professionally with Company’s leadership team and her colleagues during the Notice Period.
f.    During the Notice Period, Employee will be paid her full salary and benefits and will continue to vest in the stock option that was granted to Employee in connection with the commencement of her employment to purchase 1,293,728 shares of Company’s common stock (the “Option”). Employee’s salary, benefits and vesting will cease on the Separation Date, except to the extent otherwise provided in Section 4 below.
4.    Severance Pay, COBRA Reimbursement and Accelerated Vesting. If Employee satisfies the Conditions:
a.    Company will pay Employee severance in the form of a lump sum payment equal to 18 months of your base salary as of the date of this Agreement (the “Severance Pay”). The Severance Pay shall be paid to you in accordance with Company’s usual payroll practices on the Company’s first practicable payroll date following the Effective Date of the Certificate and shall be subject to deductions and withholdings required by law; and

b.    in the event that Employee is eligible for and elects to continue Employee’s health insurance coverage through COBRA, Company shall pay the employer portion of Employee’s COBRA premiums until the earliest of (A) the 18 month anniversary of the Separation Date, (B) the date that Employee becomes eligible for group health insurance coverage under any other employer’s group health insurance plans or (C) the cessation of Employee’s rights under COBRA (the “COBRA Reimbursement”). Thereafter, Employee will be solely responsible for paying the full amount of any COBRA premiums; and
c.    notwithstanding anything to the contrary in the applicable equity incentive plan or option agreement (collectively, the “Equity Documents”), the portion of the Option that would vest during the period immediately following the Separation Date through June 30, 20221 shall immediately accelerate and become fully vested and exercisable as of the later of (i) the Separation Date and (ii) the effective date of the Certificate (the “Accelerated Vesting Date”).2 The accelerated vesting described in this Section 4(c) is referred to herein as the “Accelerated Vesting.” Employee’s service relationship for purposes of vesting and the Equity Documents will end on the Separation Date and, subject to the terms of this Agreement, all unvested shares shall terminate and be of no further effect. The post-termination exercise period shall be extended from three months to twelve months.  Except as set forth in this Section 4(c), the Option shall continue to be governed by the terms of the Equity Documents.
5.    Acknowledgement. Employee acknowledges and agrees that this Agreement provides Employee with payments and/or benefits that are not due to Employee now, or in the future. Employee acknowledges and agrees that Employee is not due any other wages, compensation, salary, commissions, profit sharing, overtime, bonuses, vacation pay, holiday pay, reporting pay, compensatory/comp time, sick pay, severance pay, expense reimbursements, incentive pay, stock, stock options or other payments or benefits whatsoever from Company, including, without limitation, under the Massachusetts Payment of Wages Act, M.G.L. c. 149, §§148 et seq. or the California Labor Code. Employee further acknowledges that other than the Option, Employee has no equity awards or interests in Company, and Employee has received all non-monetary benefits to which Employee may be entitled, including any leaves of absence, meal breaks, reinstatement, reasonable accommodation, insurance coverage, or other rights or benefits.
6.    General Release. In consideration of the opportunity to continue in the role of Senior Advisor for People Operations and receive the associated compensation, benefits and vesting during the Notice Period, as well as the opportunity to receive the Severance Pay, the
1 If the Separation Date is January 31, 2022, a total of 134,763 shares of the Option shall accelerate and become fully vested and exercisable as of the Accelerated Vesting Date, such that Employee will be cumulatively vested in 592,958 shares of the Option on the Accelerated Vesting Date.
2 In order to effectuate the accelerated vesting contemplated by Section 4(c), the unvested portion of Employee’s Option subject to acceleration that would otherwise terminate on the Separation Date will be delayed until the earlier of (A) the effective date of the Certificate (at which time acceleration will occur), or (B) the date that the Certificate can no longer become fully effective (at which time the unvested portion of the Option subject to acceleration shall terminate). Notwithstanding the foregoing, no additional vesting of the Option shall occur during the period between the Separation Date and the Accelerated Vesting Date.

COBRA Reimbursement and the Accelerated Vesting, Employee completely remises, releases, waives and forever discharges the Released Parties from all claims, losses, damages, liabilities, obligations, rights, remedies and causes of action of every kind, nature and character, known or unknown (“Claims”), that Employee may now have, or has ever had, against the Released Parties arising from, connected with or related to the dealings between Employee and the Released Parties up to and including the date Employee signs this Agreement. Without limiting the generality of the foregoing, Employee also expressly and specifically waives and releases the Released Parties from all Claims that have been or could have been asserted as a result of Employee’s employment with Company, separation from employment, or other status with Company, including but not limited to:
a.    Claims relating to compensation, salary, overtime, minimum wage, meal breaks, prevailing wage, deductions, reporting pay, unpaid wages, salary, commissions, bonuses, vacation pay, compensatory time, sick pay, holiday pay, severance pay, expense reimbursements, leaves, retaliation, multiple damages or attorneys’ fees, including but not limited to Claims conferred by or arising under M.G.L. c. 149, §§148 et seq (also known as the Massachusetts Wage Act), M.G.L. c. 151 (also known as the Massachusetts Minimum Fair Wage Law), the California Labor Code, the Fair Labor Standards Act or any other state, federal or local wage and hour laws;
b.    Claims relating to any contracts of employment, express or implied;
c.    Claims for “wrongful discharge,” breach of privacy, defamation, or any other tort or under common law;
d.    Claims for attorneys’ fees and costs;
e.    Claims relating to harassment, discrimination, retaliation, and/or civil rights; and
f.    Claims otherwise conferred by or arising under any federal, state, and/or municipal law including but not limited to the Title VII of the Civil Rights Act, the Equal Pay Act, 42 U.S.C. §1981, the Rehabilitation Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Families First Coronavirus Response Act (“FFCRA”), the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Rights Law, the Massachusetts Equal Pay Act (“MEPA”), and similar provisions under the laws of the Commonwealth of Massachusetts, or any other state or municipality, all as amended.
This release is intended to be effective as a general release of and bar to all Claims as stated in this Section. Accordingly, Employee specifically waives all rights under California Civil Code Section 1542, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing, this release shall not release Claims that cannot be released as a matter of law nor release Employee’s rights under this Agreement.
This release shall not in any way restrict Employee’s right to file administrative claims under federal or state law, nor does it in any way bar or prohibit the contact or cooperation with or participation in any proceeding before a federal or state administrative agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”); provided, however, that Employee waives any right to recover monetary damages or other personal relief in connection with any such proceeding.
7.    Covenant Not to Sue. Employee agrees that Employee will not file or cause to be filed any claims, actions, lawsuits or legal proceedings against the Released Parties involving any matter occurring up to and including the date Employee signs this Agreement or involving any continuing effects of any acts or practices that may have arisen or occurred before such date. This covenant not to sue does not apply to the filing of administrative claims under federal or state law, nor does it in any way bar or prohibit the contact or cooperation with or participation in any proceeding before a federal or state administrative agency, provided, however, that Employee waives any right to recover monetary damages or other personal relief in connection with any such proceeding.
8.    Non-disparagement. Employee agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning Company or any of the Released Parties. Employee further agrees not to take any actions or conduct herself in any way that would reasonably be expected to affect adversely the reputation or goodwill of Company or any of the Released Parties. This includes without limitation, communications with current or former customers of Company, communications or postings on social media and communications to the press or media.
9.    Continuing Obligations. Employee agrees that the Confidentiality, Inventions, and Non-Solicitation Agreement that she entered into in connection with her employment with Company dated August 12, 2020 (Attachment 1 to the Offer Letter) (the “Employee Agreement”) and Klaviyo’s Guide to an Honest and Responsible Transition (Attachment 2 to the Offer Letter) (the “Guide”) are in full force and effect and are incorporated by reference herein. Employee’s obligations pursuant to the Employee Agreement, the Guide and Sections 8, 9, 11, 12 and 14 of this Agreement are collectively referred to as the “Continuing Obligations.”
10.    Return of Property. Employee acknowledges and agrees that she has complied and will continue to comply with the return of property obligations set forth in Section 8 of the Employee Agreement. Accordingly, by signing this Agreement, Employee further acknowledges and agrees that (i) on or before execution of this Agreement, she has returned to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Developments or Confidential Information of Company (as such capitalized terms are defined in the Employee Agreement), and (ii) she has not copied, deleted or altered any information contained upon her Company computer or Company equipment before returning it to Company. In the event

Employee discovers that she continues to retain any Company property, she shall return it to Company immediately.
11.    Cooperation. During Employee’s employment and for the period in which Employee is receiving Severance Pay pursuant to this Agreement, Employee shall, upon request, provide reasonable cooperation with Company in (i) transitioning her duties, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Company which relate to events or occurrences that transpired while Employee was employed by Company, and (iii) the investigation, whether internal or external, of any matters about which Company believes Employee may have knowledge or information. Employee’s cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times. During Employee’s employment and for the period in which Employee is receiving Severance Pay pursuant to this Agreement, Employee also shall cooperate with Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by Company. Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 12.
12.    Relief. Employee understands that violation of any of the Continuing Obligations will result in damages that are not easy to quantify and that therefore Employee agrees that if Employee violates any of the Continuing Obligations, in addition to any other legal or equitable remedies Company may have for such breach, Company shall have the right to terminate Employee’s employment for Cause (if Employee is still employed), and, to the extent applicable, claw back the Accelerated Vesting, cease paying the Severance Pay and COBRA Reimbursement and/or demand immediate repayment of the Severance Pay and COBRA Reimbursement. In such case, Employee shall immediately return the Severance Pay and COBRA Reimbursement and pay Company’s reasonable fees and costs incurred in enforcing this provision, in addition to any other damages for which Employee may be found liable. Any such consequences of Employee’s violation of the Continuing Obligations shall not affect the release in Section 6 of this Agreement or Employee’s Continuing Obligations.
13.    Confidentiality of Agreement. Employee agrees that the terms, amount and other facts concerning this Agreement shall be confidential. To the extent permitted by applicable law, Employee agrees not to disclose any information relating to this Agreement to any third parties, including but not limited to the media or other current or past employees of Company. This provision, however, shall not apply to communications from or with the EEOC or other government agency. Employee may disclose information relating to this Agreement to Employee’s spouse, tax advisors and attorneys, and to others if required by law, provided, however, that Employee must advise any such third party to whom disclosure is made that the information is strictly confidential and that the party is not to repeat or disclose the information.

14.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
15.     Governing Law; Jurisdiction. This Agreement shall be deemed to have been executed and delivered within the State of California and the rights and obligations of the parties to this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California. The parties further agree that exclusive jurisdiction for any claim or dispute related to this Agreement shall reside in the courts of the State of California. The parties agree and expressly consent to the exercise of personal jurisdiction in the courts of California in connection with any such claim or dispute.
16.    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of the Agreement and supersedes all prior and contemporaneous oral and written agreements and discussions, provided, however, that Employee shall remain bound by the Equity Documents (subject to the terms of this Agreement), the Employee Agreement and any other agreements related to confidentiality, non-solicitation, and/or ownership of intellectual property that Employee signed before or during Employee’s employment.
17.    Severability. If a court of competent jurisdiction finds any clause or provision of this Agreement to be unenforceable, the remainder of this Agreement will remain in full force and will not be affected.
18.    Waiver. Any delay or omission by Company in exercising any right it may have under this Agreement shall not operate as a waiver of any other right. If Company gives a waiver or consent on one particular occasion, it is effective only as to that occasion and does not affect other occasions.
19.    Amendment. This Agreement may be amended only by an instrument in writing signed by all parties to this Agreement.
20.    Representations. Employee acknowledges that Company may have a legal obligation to report the terms of this Agreement to the federal government pursuant to Section 111 of the Medicare, Medicaid and SCHIP Extension Act of 2007 (MMSEA). Employee represents and warrants that no Medicare or Medicaid liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to Employee’s employment with Company or arising from any Claim released above. Employee further agrees that Employee and not the Released Parties shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or cause of action that may exist or have been asserted or that may in the future exist or be asserted.

21.    No Admission of Liability. This Agreement has been entered into for the purpose of avoiding controversy and litigation between Employee and Company. Neither the fact that this Agreement was signed nor the compliance with the terms of this Agreement will be considered as an admission by either Employee or Company of any acts of wrongdoing of any kind whatsoever, nor shall it be deemed to render either Employee or Company the prevailing party in any legal or administrative action. Both Employee and Company specifically deny any wrongdoing.
22.    Time for Consideration; Effective Date. Employee acknowledges that she has had an adequate opportunity to consider this Agreement. To accept this Agreement, Employee must return a signed, unmodified original or PDF copy of this Agreement so that it is received by Landon Edmond ([***]) no later than 5:00 PM EST on December 23, 2021. This Agreement shall become effective on the date when it becomes fully executed (the “Effective Date”). For the avoidance of doubt, (i) if Employee breaches any of the provisions of this Agreement prior to its execution, the offer of this Agreement may be withdrawn and Employee’s execution of this Agreement will not be valid, and (ii) if Employee does not enter into this Agreement, then Employee’s employment will end but Employee will not be entitled to the benefits set forth in this Agreement.
EMPLOYEE AGREES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, THAT EMPLOYEE HAS BEEN GIVEN AMPLE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, THAT EMPLOYEE IS RECEIVING SUBSTANTIAL BENEFITS AS A RESULT OF THIS AGREEMENT, AND THAT EMPLOYEE IS VOLUNTARILY SIGNING BY EMPLOYEE’S OWN FREE ACT. EMPLOYEE FURTHER AGREES THAT EMPLOYEE DOES NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY COMPANY WITH THE EXCEPTION OF THE CONSIDERATION SET FORTH IN THIS AGREEMENT. THIS AGREEMENT CONSTITUTES A VOLUNTARY AND KNOWING WAIVER OF RIGHTS UNDER THE LAWS AND STATUTES REFERENCED ABOVE.
Company and Employee have signed this Agreement on the dates indicated below.

EMPLOYEE			KLAVIYO, INC.

By:	/s/ Jenny Dearborn	By:	/s/ Landon Edmond
	Jenny Dearborn	Name:	Landon Edmond
		Title:	CLO

Dated:	12/22/2021	Dated:	12/22/2021

Exhibit A
Certificate
I, Jenny Dearborn, hereby acknowledge and certify that I entered into a Severance Agreement and Release of All Claims with Klaviyo, Inc. (“Company”) in connection with the ending of my employment (the “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, and provided that I have satisfied the Conditions, I am required to execute this certificate, which updates the release of claims set forth in Section 6 of the Agreement and adds a release under the Age Discrimination in Employment Act and the California Fair Employment and Housing Act (this “Certificate”), in order to be eligible for the Severance Pay, COBRA Reimbursement and Accelerated Vesting. I understand that I may not sign this Certificate until on or after the Separation Date and that I must return it to Company within 21 days after the Separation Date as set forth below.
I, therefore, agree as follows:
1.    A copy of this Certificate was attached to the Agreement as Exhibit A.
2.    In consideration of the benefits contained in the Agreement, including but not limited to the Severance Pay, COBRA Reimbursement and Accelerated Vesting, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 6 of the Agreement to any and all Claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement, and I release any Claims under the Age Discrimination in Employment Act and the California Fair Employment and Housing Act.
3.    I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.
4.    Company advises me to consult with an attorney before signing this Certificate. I understand and acknowledge that I have been given the opportunity to consider this Certificate for at least 21 days from my receipt of this Certificate before signing it. To be eligible to receive the Severance Pay, COBRA Reimbursement and Accelerated Vesting, I must return a signed, unmodified original or PDF copy of this Certificate so that it is received by Landon Edmond ([***]) no later than 21 days following the Separation Date (the “Consideration Period”). If I do not sign this Certificate, I will not be entitled to the Severance Pay, COBRA Reimbursement and Accelerated Vesting, but I will continue to be subject to the Continuing Obligations set forth in the Agreement. If I sign this Certificate, for the period of seven (7) days from the date when I sign this Certificate, I have the right to revoke this Certificate by written notice to Mr. Edmond. For such a revocation to be effective, it must be delivered so that it is received by Mr. Edmond at or before the expiration of the seven (7) day revocation period. This Certificate shall not become effective or enforceable during the revocation period. This Certificate shall become effective on the first business day following the expiration of the revocation period (the “Effective Date of the Certificate”).
5.    I agree that this Certificate is part of the Agreement.

/s/ Jenny Dearborn	1/31/2022
Jenny Dearborn	Date

AMENDMENT TO TRANSITION AGREEMENT
This Amendment to Transition Agreement (this “Amendment”) is entered into and effective as of January 13, 2023 (the “Effective Date”), by and between Klaviyo, Inc. (the “Company”) and Jenny Dearborn (the “Employee”) (together the “Parties”).
WHEREAS, the Company and the Employee are parties to a Transition Agreement dated December 22, 2021 (the “Transition Agreement”);
WHEREAS, the Company and the Employee wish to amend certain provisions of the Transition Agreement and to reaffirm Employee’s continuing obligations; and
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Transition Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby accepted and acknowledged by the Company and the Employee, the parties agree as follows:
1.    Section 4(c) of the Transition Agreement is hereby amended by deleting, “The post-termination exercise period shall be extended from three months to twelve months.” and replacing it with, “The post-termination exercise period with respect to the vested portion of the Option shall be extended from three months until the expiration date of the Option.” For the avoidance of doubt, as of the date of this Amendment, Employee has 592,957 vested options that may be exercised in whole or in part at any time through August 16, 2030, pursuant to the Company’s 2015 Stock Incentive Plan, as amended and as may be further amended and/or restated from time to time.
2.    In consideration of the further extended post-termination exercise period described in Section 1 of this Amendment, for which Employee becomes eligible only if Employee enters into and complies with this Amendment, (A) Employee hereby extends the general release of claims set forth in Section 6 of the Transition Agreement (as modified by the Certificate) to any and all claims that arose after the date Employee signed the Transition Agreement and the Certificate through the date Employee signed this Amendment, subject to all other exclusions and terms set forth in the Transition Agreement and the Certificate; and (B) Employee hereby reaffirms the Continuing Obligations, as well as Sections 13 and 15-21 of the Transition Agreement, all of which are incorporated as material terms of this Amendment.
3.    All other provisions of the Transition Agreement shall remain in full force and effect according to their respective terms and extend to this Amendment, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Transition Agreement.
4.    Employee acknowledges and agrees that she has been represented by counsel in connection with this Amendment, that she has carefully read and fully understand all of the provisions of this Amendment, and that she knowingly and voluntarily agrees to all of the terms set forth in this Amendment, and acknowledges that in entering into this Amendment, Employee is not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Amendment.
5.    This Amendment and Waiver is being entered into pursuant to Section 19 of the Transition Agreement and may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
[Signature page follows.]
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

COMPANY

KLAVIYO, INC.

By:	/s/ Landon Edmond
Name: Landon Edmond
Title: General Counsel and Chief Legal Officer

Date: January 13, 2023

EMPLOYEE

Jenny Dearborn

/s/ Jenny Dearborn

Date: January 13, 2023
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